CERTIFIED RESOLUTIONS

I, Edward L. Jaroski, do hereby certify that the  following resolutions were adopted by the Board of Directors/Trustees on behalf of the Steward Funds, Inc. (SFI), Capstone Series Fund, Inc. (CSFI), and Capstone Church Capital Fund, collectively ("Capstone Funds") and I hereby further certify that the resolution set forth below was duly adopted by the Board of Directors/Trustees who are not "interested persons" as defined in the Investment Company Act of 1940, as Amended ("1940 Act"), at a meeting of the Board of Directors/Trustees of the Capstone Funds held on May 16, 2012 at which a quorum was present and acting throughout, and that said resolution has not been revoked or amended and is now in full force and effect.

RESOLVED, that upon due consideration of all relevant factors, including the value of the aggregate assets of CSFI, SFI and Capstone Church Capital Fund, including all portfolios, ("Capstone Funds") to which any Covered Person (which for the purpose of these resolutions shall mean the individuals specifically covered under the bond referred to below and which includes each officer and employee of the Capstone Funds who may singly, or jointly with others, have access to securities or funds of the Capstone Funds, either directly or with authority to draw upon such funds or to direct generally the disposition of such securities) may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Capstone Funds' portfolios, the form of Financial Institution Bond issued by Hartford Fire Insurance Company ("Bond"), including riders, schedules and attachments thereto, which shall be incorporated by reference as a part of the minutes of this meeting, and the amount thereof, namely $3,500,000, are hereby determined to be reasonable; and it is

FURTHER RESOLVED, that, taking into account all relevant factors, including but not limited to, the number of the parties named as insureds in the Bond, the nature of the business activities of the parties, the amount of the Bond, and the amount of the premium for the Bond, the ratable allocation of the premium among all parties named as insureds under the Bond, and the extent to which the share of the premium allocation to each Capstone Fund is less than the premium each Capstone Fund would have to pay if it provided and maintained a single insured bond, the portion of the total premium allocated to each Capstone Fund for the period from July 31, 2012 to July 31, 2013, payable for coverage as described in the preceding resolution, be, and it hereby is, approved, and the payment of such premium by the Treasurer of each Capstone Fund be, and it hereby is, approved.

FURTHER RESOLVED, that the form, terms and provisions of an Agreement among the Capstone Funds, a copy of which is before the Boards, which Agreement provides that in the event recovery is received under the Bond as the result of a loss sustained by a Capstone Fund and one or more other named insureds, each Capstone Fund shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which it would have received had it provided and maintained a single insured bond with a minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the Act, be, and the same hereby is, approved, and the President or any Vice-President of each Capstone Fund be, and each of them hereby is, authorized to execute and deliver such Agreement for and on behalf of the Capstone Funds, said Agreement to be substantially in the form approved hereby, with such changes therein as the officer executing the same shall approve, such approval to be evidenced conclusively by his execution and delivery thereof; and it is

FURTHER RESOLVED, that Edward L. Jaroski, be, and he hereby is, designated the reporting officer in connection with Rule 17g-1(h) under the Act to report the foregoing resolutions to the Securities and Exchange Commission.

IN WITNESS HEREOF I have duly set my hand this 2nd day of November 2012.

/s/ Edward L. Jaroski
Edward L. Jaroski
President